EX-FILING FEES

Calculation of Filing Fee Tables

424B2 (form type)

Table: Newly registered and Carry forward securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be paid	Debt	3.650% The Dow Chemical Co Notes Due 15 August 2052	457 (r)			$1,268,000.00	0.0000927	$117.54
Fees previously paid

	Total offering Amounts					$1,268,000
	Total fees previously Paid
	Total Fee Offsets
	Net Fee Due							$117.54